Exhibit 99.5

CONSENT

Future Vision II Acquisition Corp, has filed a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the “Registration Statement”). As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

May 11, 2026

/s/ Kai Lun Wong
Kai Lun Wong